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                                                                    EXHIBIT 99.1


    (LOGO) MARITRANS
           TWO HARBOUR PLACE
           302 KNIGHTS RUN AVENUE
           TAMPA, FL 33602                                    NEWS
           813-209-0600                                       RELEASE
           800-922-4596

FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (610) 595-8055


               MARITRANS ANNOUNCES FAVORABLE SETTLEMENT OF LAWSUIT

         TAMPA, FL - May 4, 2005 - Maritrans Inc. (NYSE:TUG), today announced that the Company agreed to settle its pending lawsuit against Penn Maritime Inc. and Penn Tug & Barge Inc. (together "Penn Maritime") on Maritrans' claims for patent infringement and misappropriation of trade secrets. Penn Maritime agreed to pay Maritrans $4 million to settle all of Maritrans' claims. Penn Maritime agreed that the Court will issue a judgment attesting to the validity of Maritrans' patents for the process of converting single hull barges to double hull. Maritrans agreed to give Penn Maritime a license of Maritrans' patent covering all barges presently owned by Penn Maritime. The $4 million payment is to be made by June 1, 2005. The settlement is subject to the execution of definitive releases and settlement documentation.

ABOUT MARITRANS

         Maritrans Inc. is a U.S. based company with a 77-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans owns and operates one of the largest fleets serving the U.S. coastwise trade. The fleet consists of four oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of approximately 3.6 million barrels, of which 64 percent of the total capacity is double-hulled. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area.

SAFE HARBOR STATEMENT

         The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from those expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company's actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies' decisions as to the type and origination point of the crude that it processes, changes in the amount of imported petroleum products, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), the timing and success of our double-hull rebuilding program, demand for petroleum products, future spot market rates, demand for our services, levels of foreign imports, changes in interest rates, the effect of war or terrorist activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general. The Company is under no duty to update any of these forward-looking statements after the date of this release to conform such statements to actual results.